UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 19, 2010

CHINA AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	333-87293	82-0326560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 E. Huhua Road, Huating Economic & Development Area, Jiading District,Shanghai, China, 201811
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code    86-21-59974046

____________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 19, 2010 China America Holding, Inc.’s ("we”, "us” or “our”) wholly owned subsidiary, Shanghai AoHong Chemical Co., Ltd., (“AoHong”), entered into an Equity Purchase Contract (the “Agreement”) with Guorong Chen (“Mr. Chen”) and Yuling Li (“Mr. Li”) to acquire their 100% ownership interests in Guangzhou Jianxin Enterprise Co., Ltd. (“Guangzhou Jianxin”) for RMB 11,880,000 (approximately U.S. $1,752,212 in cash) (the “Purchase Price”).

Guangzhou Jianxin, is a Chinese company with registered capital of RMB 500,000 (approximately U.S. $73,746) that holds the land use rights for an 8.1 acre parcel of land located in Aotou, Conghua City, China (the “Aotou Property”).  Aotou is located approximately 50 kilometers northwest of Guangzhou, China. AoHong plans to construct a refrigerant repackaging, mixing and distribution facility on the Aotou Property to expand its market for environmentally friendly refrigerants to a cluster of manufacturers and retailers of air conditioning systems, refrigerators, automobiles, coolants, pharmaceuticals and chemicals located in Guangdong province and neighboring areas of Southeastern China.

The approximately $1,752,212 purchase price for the 100% interest in Guangzhou Jianxin is payable $4,412 upon execution of the Agreement, $511,800 within three days of execution of the Agreement and $1,236,000 within three days after completion of the transfer of Messrs. Chen and Li’s ownership interest in Guangzhou Jianxin to AoHong.  The Agreement also provides that Messrs. Chen and Li will enter into a contract with AoHong for the design and construction of the buildings on the Aotou Property. If Messrs. Chen and Li and AoHong are unable to agree on the terms or conditions of an agreement for this project, AoHong has the right to choose another service provider notwithstanding the objection of Messrs. Chen and Li. The transaction is expected to close on or before August 31, 2010.

The description of the terms and conditions of the Agreement contained in this Form 8-K is a summary of the material terms of the Agreement and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AMERICA HOLDINGS, INC.

Dated: July 23, 2010	By:	/s/ Shaoyin Wang
Shaoyin Wang
CEO and Chairman of the Board